Inuvo, Inc.
Second Quarter 2014 Conference Call
July 31, 2014

Operator:
Good day, ladies and gentlemen.  Thank you for standing by.  Welcome to the Inuvo Inc. Second Quarter 2014 Conference Call.  During today's presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be open for questions.  If you have a question, please press the star, followed by the one on your touch-tone phone.  Please press the star, zero for operator assistance at any time.  For participants using speaker equipment, it may be necessary to pick up your handset before making your selection.  This conference is being recorded today, Thursday, July 31, 2014.

I would now like to turn the conference over to Mr. Alan Sheinwald of Capital Markets Group.  Please go ahead, sir.

Alan Sheinwald:
Thank you, Operator, and good afternoon.  I'd like to thank everyone for joining us today for the Inuvo Second Quarter 2014 Shareholder Update Conference Call.   Mr. Richard Howe, Chief Executive Officer and Mr. Wally Ruiz, Chief Financial Officer of Inuvo will be your presenters on the call today.

Before we begin, I am going to review the Company's Safe Harbor statement.  The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events, and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties and actual results may differ materially.  When used in this call the words: anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Inuvo, Inc. are as such a forward-looking statement.  Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Inuvo at this time.  In addition, other risks are more fully described in

Inuvo's public filings with the U.S. Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that out of the way, I'd now like to congratulate management on another successful quarter and introduce Mr. Richard Howe, CEO of Inuvo.  Rich, the floor is yours.

Richard Howe Comments: Thank you Alan, and thanks everyone for joining us today.

It’s been a busy and exciting time at Inuvo and I’d like to review some of the highlights of the quarter ending June 30th. I’m very pleased to report that Q2 was another profitable quarter, delivering $382,000 thousand dollars of Net Income, or 2 cents a share.

Through the first half of 2014, we’ve already delivered $1.1 million dollars in Net Income, more than double the Net Income delivered in the entire fiscal year 2013….and it may be interesting to note that on a cumulative basis, we’ve been GAAP Net Income positive over the last 7 quarter period. We expect this trend to continue throughout the remainder of the year.

At the beginning of 2014, we reiterated our strategy to transition away from our Toolbar product. The execution of that strategy, which began in 2013, meant that for 2014, Revenues might decline on a comparative basis to 2013, but profitability and cash flow would be greatly improved. We had expected Q1 2014 to be the point at which our new growth focused initiatives would reach scale and begin to outpace the top line revenue declines associated with the transition.

I’m pleased to report that revenue growth has in fact paced as we had planned. In Q2, we delivered nearly $11 million dollars in revenue. That represents an 8% growth rate over the prior Quarter and signals a cross over point where the growth in new initiatives is now exceeding the declines associated with the Toolbar.

We currently expect revenue to continue to grow steadily throughout the remainder of the year. July unaudited revenue is expected to be approximately $4 million dollars. For the remainder of the year, we expect the Toolbar product to run between 1-3% of monthly revenues. It was about 3% in July.

Sequential growth in the business came from both segments with the Partner Network growing 2% and the Owned & Operated Network growing 15%. The big mover within the Segments was the websites and applications business, which grew 31% between Q1 and Q2. For the 12 months ending in June, this business has had a very healthy 9.5% Compounded Monthly Growth Rate……

We had two primary strategic objectives in 2014 - to increase the overall contribution of mobile revenue and to materially grow our network of owned and operated sites and applications.

I would like to now highlight these objectives within the context of my discussion about each of our Segments starting first with our Partner Network.

As mentioned earlier, we saw sequential growth within this part of the business. This growth came from an improvement in overall network quality, which in turn, despite lower click volumes, translated to higher average revenue per click delivered to our advertising partners.

This is the exact result we expected to see based on the changes we began to implement in 2013 with the deployment of new technology, for both desktop, tablet and mobile, whose purposeful objective was to better identify and interrogate suspicious click activity earlier in the lifecycle of our relationship with new Publishers.

This change required that we adapt and deploy certain publisher side technologies and while this effort took the better part of 2 Quarters to install, it is now implemented across roughly 95% of our Partner Network.

In addition to this focus on quality, we have also been hard at work updating the platform that supports this business. We’ve been adding new features designed to help publishers analyze traffic and as a way to accommodate their and our mobile expansion objectives. This should help our Publishers maximize the underlying drivers of their ROI for each implementation. We expect this effort to be completed in Q3.

Further, as we have reported in the past, we’ve had a goal for this segment that involves expanding the product suite we have to offer publishers. This goal, if successful, would mean we would show up in more places within our Publishers sites and applications, which in turn should translate to revenue & profit growth.

The products we have been building to accommodate this goal are what you might call “smart Display Ad Units”. Many of these Ad units are already in production on both our owned and operated and Publisher sites and in keeping with our overall mobile strategy, they work across desktop, mobile and tablet. We have seen some encouraging results here.

Over the next 2 quarters, we will continue to expand our offerings in this area. For example, over the last quarter we have been testing, within our owned properties, a new ad unit type that is more editorial in its nature. This display based Ad unit uses more engaging images along with descriptive text based on the content within the site. These Ad units have the ability to adapt in accordance with ongoing performance measurements. You can see these ads units live at any one of our websites today by navigating to the bottom of any article page we’ve published and again in keeping with our Mobile objectives, these Ad Units render beautifully on Mobile devices.

Generally, we expect to continue to expand the Partner Network of the business into these higher value added Publisher solutions where we can leverage our breath of advertising inventory and differentiate ourselves through the use of sophisticated marketing technology. We believe, through these technologies, we can continue to be a market leader; helping small to medium sized Publishers better monetize their properties.

In the second quarter, the overall percentage of revenue from mobile within the Partner Segment increased to 34%, a big jump from the 19% reported in Q1. This current trajectory is well ahead of where we expected to be at this point in the year.

Turning now to the Owned and Operated Segment of the business. This part of the Company grew 16% as compared to the same quarter last year and this despite the fact that we had $2.2 million dollars less in revenue year over year in the Quarter as a result of the Toolbar transition.

These results stem from a continued focus on the expansion of our overall Network through content rich owned and operated websites and applications that give us much greater control over both the consumer experience and the ads that accompany that experience across devices.

Continuing our expansion here, we launched yet another new site in the quarter with living.alot.com, thus bringing our owned and operated site total now to 7. Equally important was the fact that between the first and second quarters of 2014, we actually doubled the amount of proprietary content offered through these sites.

In an online world, content is king and content once created can be reused over and over again without additional cost. We expanded our in-house content team within the quarter and the quality of our content demonstrates the investments we are making here. Expect to see us continue to invest in content, both written and video in the coming months.

Additionally, and as a result of the continued success and quality of unique visitors coming to our sites, we recently signed an amendment to our contract with Google that provides access to a higher quality display Ad product which we expect to deploy within the O/O sites over the next month. We now have 3.5 million unique visitors a month across the ALOT properties, up, as you will recall from 3 million in Q1.

This now represents a very significant audience, and as a result an increasingly valuable asset. In keeping with our desire to meet the demands of this audience, we have been redesigning the entire suite of ALOT websites, incorporating more social and graphical elements and updating for a more modern look and feel across device types. We will be rolling out the living site on this new template within the next few weeks and the rest of the sites will follow shortly thereafter. We are very excited about this new design.

And finally, as was hinted in the first quarter, we have been actively working on mobile applications that compliment our web properties, essentially reusing that content and delivering it to consumers through mobile applications we own and into which we serve Ads. Same content, different user experience.

We now have 7 such mobile applications available in the Google Play store, which can be accessed by typing ALOT.com in the search box at Google play. These applications are providing us with invaluable information about mobile application monetization techniques and in-market testing of various ad-serving technologies for Publishers that we are now also deploying within the Partner Segment…….we have discussed in the past the benefits of this kind of cross collaboration between our Segments.

As we look across the business overall, and as a direct result of our initiatives, we now have over 40% of quarterly revenues that are directly attributable to mobile sources, a significant advancement of our overall mobile strategic objective.

With that, I’d like to now turn the call over the Wally for a more detailed accounting of our second quarter results, Wally?

Wally Ruiz Comments:

Thank you Rich and good afternoon everyone.

Thank you for joining us today to discuss the company's financial results for the second quarter of 2014. Our 10-Q as of June 30th will be filed with the SEC and be available this afternoon.

Inuvo reported revenue of $10.9 million in the second quarter of 2014 compared to $10.1 million in the first quarter of this year and $13.1 million in the second quarter of last year; $5.6 million came from the Partner Network and $5.4 million from the Owned and Operated Network.

The Partner Network delivers advertisements to our partner’s websites and applications. The $5.6 million reported by the Partner Network in the second quarter of this year was 35% lower than the same quarter last year and 2% higher than the first quarter of this year. The revenue decrease in the current quarter compared to the same quarter last year is due in part to a planned program we initiated in the fourth quarter of last year that was designed to improve overall traffic quality through the deployment of technology and the enforcement of publisher contracts. The result of these changes was lower revenue compared to last year but higher revenue per click due to the better quality.

The Owned & Operated Network, which delivers advertisements to the aLOT branded websites and applications that Inuvo designs, builds and markets, represents 49% of the company’s total revenue in the current year quarter. The Owned & Operated Network reported $5.4 million of revenue in the second quarter of 2014, a 16% increase over the same quarter last year, and a 15% increase over the first quarter of this year. The increases are in spite of the lower revenue in the segment due to our decision to transition away from the ToolBar products. The ToolBar revenue in the second quarter of this year was $542 thousand, down from $2.7 million in the same quarter last year. Revenue from the aLOT sites and applications was $4.8 million, up 156% from the second quarter of last year and 31% over the immediate prior quarter.

Gross profit in the second quarter of 2014 was $6.3 million compared to $6.2 million last year.

Partner Network gross profit was approximately $1.0 million compared to $1.9 million last year. The lower gross profit in this year’s quarter was primarily due to lower revenue and the accrual of a sales allowance. During the second quarter, we established a sales allowance to account for the typical adjustments we get from time to time with Yahoo and Google for a variety of reasons. The amount charged to the allowance in the second quarter was $165,000. The establishment of an allowance reduced both Partner Network revenue and gross profit in the current quarter.

Gross Profit in the Owned & Operated segment was $5.3 million compared to $4.3 million last year. The higher gross profit is due to higher revenue this year compared to last year. As a percent of revenue, the Owned & Operated segment gross profit was 99% in the second quarter of 2014, compared to 93% for the same quarter last year due to transitioning away from the ToolBar product where we no longer incur marketing expense.

Operating expense was $5.8 million in the second quarter compared to $6.1 million in the same quarter last year.

Marketing costs are the primary costs associated with the Owned & Operated Segment where we spend money to attract consumers to the sites. Marketing costs increased $622 thousand in the second quarter of 2014 from the same quarter in the prior year. The higher marketing costs are related to increased investments as part of the launch of the new aLOT sites and applications and to grow the existing sites and applications.

Compensation expense decreased by $316 thousand in the second quarter of 2014 from the same quarter in the prior year. The lower expense in the current quarter is primarily due to generally lower salaries and commission expense. Selling, general & administration expense, or S, G & A expense decreased $578 thousand in the second quarter of 2014 compared to the same quarter in the prior year. The decrease in the current quarter S, G & A expense is due primarily to lower depreciation expense associated with the closing last year of offices and data centers in New York and Florida; lower facilities expense due to the move to Arkansas; and lower T&E expense now that the relocation is complete and most employees are resident in Arkansas.

Going forward, on a quarterly basis we expect marketing costs to increase as we roll out new owned and operated websites and applications; compensation expense to increase as we step up hiring commensurate with our growth and S, G & A expense to remain relatively flat.

Other net expense is primarily interest expense and it was $103 thousand in the second quarter of 2014. Last year’s other net expense was $66 thousand. This year’s higher expense is due to the higher interest rate on the term debt.

The company reported a $79 thousand income tax benefit in the second quarter of last year due to amortizing its deferred tax liability generated from intangible assets acquired in the March 2012 acquisition. No tax benefit was recorded in this year’s second quarter due to the uncertainty of the timing of the reversal of temporary differences.

Net income from discontinued operations was $18 thousand in the second quarter of 2014 and was composed of a reversal of liabilities to web publishers and vendors from 2009 and earlier, this compares to $283 thousand net income in the same quarter last year.

The Company reported a net income in the second quarter of 2014 of $382 thousand, or $0.02 per diluted share, compared to a $381 thousand or $0.02 per diluted share in the prior year quarter.

EBITDA, adjusted for stock compensation expense and accrued severances was approximately $1.2 million in the quarter that ended June 30 2014 and that compares to an adjusted EBITDA of $848 thousand in the same quarter of the prior year.

Balance Sheet as of June 30, 2014

Turning to the balance sheet, cash and cash equivalents totaled $3.4 million at the end of June compared to $3.1 million at December 31 2013. Bank debt was approximately $5.3 million compared to $6.1 million at the end of 2013. Stockholders’ equity was $6.7 million at June 30, 2014.

As mentioned on our last call, we have been actively soliciting proposals from commercial banking institutions. Though our current bank agreement provides adequate financing to meet current objectives, we are entertaining proposals to refinance our debt under better terms and obtain additional capital to accelerate growth. Not surprisingly, as our performance has continued to improve, so has our attractiveness to the potential lenders. By negotiating a more favorable debt facility, we will increase our access to capital and further improve our cash flow with better terms than our existing debt agreement. We expect to update shareholders on this new facility in the very near future.

I would like to now turn the call back to Rich for closing remarks.

Richard Howe Comments: - Thanks Wally.

We had a positive second quarter and we are off to a great start for the first half of 2014. We remain excited about our prospects for the remainder of the year.

Let me now summarize what has been said today.

1)
Both segments of the business grew sequentially, but more importantly sequential growth signals a cross over point where new initiatives are outpacing reductions associated with the Toolbar, which now represents 3% of revenue.

2)	The sites and mobile apps business grew 31% sequentially and has had a compounded growth rate of 9.5% per month over the past 12 months. This business is up 154% over the same quarter in 2013.

3)	Revenue from mobile sources in Q2 was greater than 40% of our Top Line. Considering we entered 2014 at 15%, this represents a significant and positive shift in the business.

4)	Net Income for the 1st half of the year was $1.1 million dollars, already more than double the Net Income delivered in all of 2013.

And finally,

5)	Free cash flow was strong in the 1st half and materially improved over the comparable period in 2013.
Looking forward to the second half of the year, we expect revenue to exceed the first half and profitability trends to continue.

And perhaps before I turn the call over to the operator, I’d like to remind you that we added an exceptional new board member in the quarter. Bill Conner brings an incredible background in telecommunications, software as a service, marketing and is himself an accomplished operator.

Having recently and very successfully sold his Entrust business, we had a rare opportunity to catch Bill at just the right time. I expect Bill to be instrumental in helping us refine our strategies. Bill has already demonstrated his commitment to Inuvo through an ownership in the company that now exceeds 1%.

With that, I will now turn the call over to the operator for questions and answers.

Richard Howe Closing Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in Inuvo and look forward to reporting progress over the coming quarters.